                                   Framlington                 Exhibit 99(p)(ii)





                                   COMPLIANCE



                           Guidelines for Individuals





                                   (July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                                    Index

                                      Index

SECTION 1:  General
-------------------

Introduction ..........................................................  5
         Aims .........................................................  5
         Positive Compliance Culture ..................................  5
         Using this Manual ............................................  6
         Regulatory Background ........................................  7
         Former Regulatory Organisations ..............................  7
         Pre N2 Arrangements ..........................................  7
         Post N2 Arrangements .........................................  8
         Investment Business in the United States .....................  8
         Overseas Offices .............................................  9
         Regulated Companies within the Framlington Group ............. 10
         Penalties for non-compliance ................................. 11

FSA Principles ........................................................ 12

Approved Persons and Controlled Functions ............................. 13
         Rulebooks .................................................... 14

Compliance Department ................................................. 15

Complaints ............................................................ 17

Error Reporting ....................................................... 19

Money Laundering ...................................................... 20
         Background ................................................... 20
         What is Money Laundering? .................................... 20
         What does this mean to Framlington? .......................... 20
         What does this mean to you? .................................. 20
         Procedures ................................................... 21

Training and Competence ............................................... 22

Offering Investment Advice ............................................ 24

Data Protection ....................................................... 25

Approved Persons ...................................................... 26

External Appointments ................................................. 27


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                                    Index

                                      Index



SECTION 2:  Code of Ethics ............................... 28
--------------------------

Personal Dealing Procedures .............................. 31
         Disclosure Report ............................... 36
         PA Dealing staff request form ................... 37

Insider Dealing .......................................... 39

FSA Code of Conduct ...................................... 40

Gifts and Entertainment .................................. 41
         Prohibitions .................................... 41
         Gifts/Benefits Received ......................... 41
         Offering Gifts/Entertainment .................... 42
         Independent Intermediaries ...................... 42
         Gift Notification Form .......................... 43


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for individuals

                                    SECTION 1






                                     GENERAL


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

                                  INTRODUCTION

AIMS

The main purpose of this handbook is to provide each individual with details of their compliance responsibilities whilst they are in the employment of the Framlington Group.

The handbook also provides some background information regarding the UK regulatory structure and the regulated activities of the group.

One of the most important aims of this handbook is to set out the Group policy towards compliance and the need to comply with our regulatory obligations.

Compliance is an essential and integral part of our business, and should not be viewed as an additional and separate part of our job functions.

POSITIVE COMPLIANCE CULTURE

What is a Compliance culture?

Essentially the compliance culture or ethos is the attitude of a company, and therefore that of its employees, towards compliance matters.

Framlington is committed to attaining a positive compliance culture within the Group. This involves promoting an awareness in all staff that good compliance is good business, and that compliance is the responsibility of each person within the company.

This does not simply mean complying with regulatory requirements but means an active acceptance of compliance as pro-active management of risk within the company.

In order to achieve a positive culture we need the following:-

- a commitment by senior management to compliance and its integration into the business of the company;

- an understanding by all staff of their individual compliance responsibilities.

The Group Board is committed to developing a positive culture of compliance within the firm.

We have aimed to assist all staff in complying with their obligations by incorporating regulatory requirements into departmental procedures manuals and integrating responsibility for compliance into line managements' normal supervisory duties.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

It is widely recognised in the industry and by the regulators themselves that where Operations departments are given wider compliance responsibilities attitude towards compliance is more positive and generates a higher standard of compliant behaviour (not merely complying with bare minimum requirements).

Such an approach relies on every individual in the firm recognising compliance as the active management of regulatory risk and not as a necessary evil which interferes with the business process.

A strong compliance culture will be pursued by the Framlington regulated Firms' senior management, at all levels.

You are required as a fundamental term of your contract of service or contract for services to fully embrace these requirements as they apply to your daily conduct.

As you will see in this document, there are numerous regulatory obligations placed on the Framlington Group and its employees. Failure to adhere to legal and regulatory obligations may result in significant fines, bad publicity and ultimately the suspension of business. If each person individually carries out his duties in accordance with appropriate compliance procedures, the Group will automatically comply.

The regulatory standards are minimum standards which we continually aim to exceed so that high standards of conduct and service operate within the company. Whilst the Compliance Department assesses periodically whether the company meets its obligations it is for each individual to play his or her part in developing and enhancing the compliance culture of the company.

USING THIS MANUAL

This handbook covers the responsibilities of every member of staff employed under a contract for services, whether temporary or permanent*. You are required to comply with all the procedures of the company as a term of your contract of employment.

Some changes to these guidelines may occur during the lifetime of this document. You will be advised of any major changes which impact on you personally, but you are also advised to be aware of changes within your department which affect your activities generally.

* A shortened version is provided for those working under fixed term contracts of service of 3 months or less as well as those working under contracts for services.

You are asked to read this document carefully and consider its application to your role in the company.

You should keep this manual in an accessible place and refer to it for guidance whenever specific issues arise. It is integral to our active management of risk.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

If you have any questions regarding the information contained in this document, you should refer them in the first instance to your line manager who may then refer the issue to the Compliance Department.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

REGULATORY BACKGROUND

The conduct of investment business in the UK is regulated with effect from "N2" (1/12/2001) by the Financial Services & Market Act 2000 ("FiSMA"). The Financial Services Authority ("FSA") defines the nature of investment business and sets out a framework of regulatory requirements.

The aim of the FiSMA was to set guidelines for the conduct of those persons involved in investment on behalf of themselves and their clients, with the intention of both protecting investors in the market and protecting the market from abuse.

All persons who wish to "carry on investment business" in or from the UK must be authorised and regulated by the FSA. Investment business is defined broadly and includes fund managers, analysts, stockbrokers, financial advisers and unit trust companies. In order to be authorised, all firms must apply to the FSA to the extent not "exempt".

FORMER REGULATORY ORGANISATIONS

FiSMA replaced a structure of regulators which prior to N2 oversaw the various investment activities. These "self" regulators ("SROs") such as IMRO & the PIA, were "recognised" by the FSA which was, in turn, answerable to The Treasury, HM Government.

The Regulator which oversees the activities of the Framlington Group is the Financial Services Authority. This Regulator is responsible for the various types of investment business carried out by Group companies in the UK.

POST N2 ARRANGEMENTS (FROM 1/12/2001)

One unitary regulator

                                 ---------------
                                   HM Treasury
                                 ---------------

                        --------------------------------
                          Financial Services Authority
                        --------------------------------

                              --------------------
                                Authorised Firms
                              --------------------

All of the former SROs have now been merged into FSA and their existing powers abrogated at N2 when FiSMA became effective and the underlying Statutory

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

Instruments become enforceable consequent upon the mechanism of "Commencement Orders".

INVESTMENT BUSINESS IN THE UNITED STATES

In order that Framlington may provide services to US companies, one of the Framlington subsidiary companies, Framlington Overseas Investment Management Limited ("FOIM"), is registered as an Investment Advisor with the Securities and Exchange Commission ("SEC"), the main regulator of investment business in the United States.

The SEC regulates investment advisors (fund management companies), wherever based, which provide services to US residents and US based institutions.

OVERSEAS OFFICES

Whilst the majority of Framlington activities are based in London, we also have offices in other parts of the world such as Moscow and Casablanca. In addition, some of the funds managed in London and overseas are administered in other financial centres such as Luxembourg, Dublin and Guernsey.

The activities carried out overseas may be subject to local regulations as well as UK regulatory rules.

Staff within overseas offices are required to act in accordance with the procedures laid down in their local offices which reflect the relevant requirements. They are also subject to the general guidelines contained in this document and should ensure that they are familiar with the personal account dealing requirements in particular.

As a general principle, Framlington seeks to apply uniform business standards throughout its business undertaking (including its legal delegates).

In consequence, it is not expected that business procedures will default to standards lower than imposed by the UK regulator unless local legal requirements dictate or would place Framlington at significant disadvantage relative to permitted risk.

Periodically, compliance staff will visit all foreign delegates to provide senior management with assurance that effective controls are in place and investor risk is minimised.

If staff require clarification of any of the requirements, they should contact their line manager or the Compliance Officers.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

REGULATED UK COMPANIES WITHIN FRAMLINGTON GROUP

FRAMLINGTON UNIT MANAGEMENT LIMITED
Authorised and Regulated by FSA


..    Manages, administers and markets unit trusts, Personal Equity Plans (PEPs)
     and Individual Savings Accounts (ISAs), both lump sum, regular savings and unit and share exchange where permitted.

..    Operates a joint venture with Personal Pensions Management Limited (PPML)
     for the provision of a pension product invested in unit trusts. The administration of the pension product is not regulated but the management of the underlying units is and FSA standards are applied where relevant to the purchase and allocation of such units to the plan. In recognition of this fact PPML secured FSA authorisation for its SIPP undertaking and was "Grandfathered" as an FSA "pre N2 Firm" w.e.f. 1/12/01.


FRAMLINGTON INVESTMENT MANAGEMENT LIMITED
Authorised and Regulated by FSA

..   Management of segregated pension funds, charities and private clients.

..   Management of investment trusts and other institutional funds both in the UK and overseas.

..   Advisory services for insurance linked funds (unit trust portfolios).

..   Administration of an investment trust savings scheme. This is delegated to an independent contractor "Cogent" as an FSA "delegated function". Cogent is also authorised and regulated by the FSA.

FRAMLINGTON OVERSEAS INVESTMENT MANAGEMENT LIMITED
Authorised and Regulated by FSA and Regulated by SEC

..   Advice and related investment and fund management services provided to U.S.
    companies, institutions and mutual funds.

All staff employed by the Group are contracted to supply services to any of the above regulated companies or other companies within the group depending on the activity which is carried out by the individual as the Directors may require.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                             Introduction

In addition, the Group must comply with other obligations, such as the PEP and ISA regulations (produced by the Inland Revenue), the Companies Act 1985, which sets out rules on company reporting requirements, Money Laundering Regulations and the Criminal Justice Act 1993 which sets out the requirements to prevent Insider Dealing. The FSA with effect from N2 now has primary, but not necessarily exclusive enforcement responsibility, for many of these activities.

For some funds under management, we will need to adhere to local regulations such as Luxembourg or Dublin rules and relevant restrictions on investment and certain reporting requirements.

Within Framlington, the various Rule requirements are incorporated into the department procedure manuals so that staff do not need to read the detailed Rulebooks. This means that by adhering to procedures staff automatically meet regulatory requirements. It is therefore essential that the procedures remain current so that they always reflect the legal and regulatory requirements and it is important that all staff read and understand the procedures which apply to them.

It is the responsibility of each department to review its procedures regularly to ensure that they remain representative and compliant.

PENALTIES FOR NON-COMPLIANCE

The penalties for non-compliance can be severe. These vary from a warning, which may be private or public, to more severe disciplinary action which may include fines and associated costs as well as bad publicity. As a last resort, the company may be suspended for a period be made subject to "intervention" or made to cease trading indefinitely.

Clearly any of these consequences will impact significantly the reputation and the business of the company and this will affect everyone working for the company.

It is therefore essential that we set high standards, above regulatory minima, in order to protect the good name of Framlington.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                           FSA Principles

                                 FSA PRINCIPLES


The FSA principles set out the standards which are expected of all authorised persons, covering all aspects of their regulated investment business.

Principle 1:  A firm must conduct its business with integrity.

Principle 2:  A firm must conduct its business with due skill, care and diligence.

Principle 3:  A firm must take reasonable care to organise and controls its affairs responsibly and effectively, with adequate risk management systems.

Principle4 4: A firm must maintain adequate financial resources.

Principle 5:  A firm must observe proper standards of market conduct.

Principle 6:  A firm must pay due regard to the interest of its customers and treat them fairly.

Principle 7:  A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

Principle 8:  A firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

Principle 9:  A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment.

Principle 10: A firm must arrange adequate protection for clients' assets when it is responsible for them.

Principle 11: A firm must deal with its regulators in an open and co-operative way, and must disclose to the FSA appropriately anything relating to the firm of which the FSA would reasonably expect note1

/1/ Principle 11 is directly relevant to how a firm must respond when a regulatory problem arises. There are two components: notification of matters to the FSA and co-operation with the FSA within the context of its statutory remit.

Whilst these set out the basic principles to be followed, there are detailed Rules (which are based on the principles) which are set out in the various FSA Sourcebooks and the Conduct of Business Handbook ("CoBS") in particular.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                           FSA Principles

                    APPROVED PERSONS AND CONTROLLED FUNCTIONS


FiSMA introduced a new concept of "Approved Persons" within regulated firms.

Tighter control is now applied via the imposition of an accountability framework which is specific to certain individuals performing specific activities ("Controlled Functions").

Authorised Firms must take reasonable care to ensure that no controlled function of their firm is performed by a person who has not been approved by the FSA to perform it.

The authorised Firm (ie. any of the Framlington regulated companies) must apply to the FSA for such approval and the Act confers power on the FSA to take disciplinary action against any such person so approved (an Approved Person).

..    Directors (including non-executives) and those exercising "significant influence" over the Firms Affairs.

..    Chief Executive

..    Compliance Officer

..    Finance Officer

..    Money Laundering Reporting Officer

..    Risk Control

..    Internal Audit

..    Fund Management

..    Central Dealers

In addition to the "FSA Principles" (applied to the Authorised Firm) a further 7 FSA Principles potentially apply directly to the Approved Person dependant on his role in the performance of "controlled functions".

The 7 Principles are set out below Statements of Principle for Approved Persons.

1. An Approved person must act with integrity in carrying out his controlled function.

2. An Approved person must act with due skill, care and diligence in carrying out his controlled function.

3. An Approved person must observe proper standards of market conduct in carrying out his controlled function.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                           FSA Principles


4. An Approved Person must deal with the FSA and with other regulators in an open and co-operative way and must disclose appropriately any information of which the FSA would reasonably expect notice.

5. An Approved Person performing a significant influence functions must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function is organised so that it can be controlled effectively.

6. An Approved Person performing a significant influence function must exercise due still care and diligence in managing the business of the firm for which he is responsible in his controlled functions.

7. An Approved Person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled functions complies with the regulatory requirements imposed on that business.

RULEBOOKS

The FSA has published Sourcebooks comprising Rules Guidance and Evidential Provisions which set out the detailed requirements which must be followed by firms which are regulated. The SEC also enforces regulations under various statutes issued by Federal & State Legislatures within the U.S.

Rulebooks and documents such as the PEP and ISA Regulations and CoBS Regulations are available from the Compliance department upon request.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                    Compliance Department

                              COMPLIANCE DEPARTMENT


In order to meet its regulatory obligations, an investment firm must ensure that it has adequate compliance procedures. The compliance procedures include the appointment of a Compliance Officer who as Head of a "Controlled Function" is also an "Approved Person".

The purpose of the Compliance department is to ensure that the Group complies with the Rules of the regulatory organisations and other relevant legislation.

In order to "manage" the Group's compliance arrangements the Department carries out a number of functions including:-

..    vetting and monitoring operational procedures and controls to ensure compliance with all Rules and Regulations

..    providing an advisory service on regulatory requirements

..    ensuring the effective operation of regulatory complaints procedures

..    liaising with regulators

..    making recommendations for improving current procedures

..    reporting to Boards (internal and external) and the several Operational
     Compliance and Quarterly Compliance Committees on work undertaken by the Department and problems identified

..    maintenance of records under various regulatory requirements

..    notifying FSA & SEC of various activities and changes.

The Compliance department consists of three full time, one part time compliance staff member and a secretary who look after both FSA, SEC and other related Regulatory issues.

      John Scarfe        Compliance Officer             (Ext. 6678)
      Jonathan Eadie     Deputy Compliance Officer      (Ext. 6564)
      Dominic Williams   Assistant Compliance Officer   (Ext. 6568)
      Maura Brady        Compliance Assistant           (Ext. 6517)
      Nicola King        Compliance Secretary           (Ext  6670)


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                    Compliance Department

The Compliance Department has a direct reporting line to the Group Operations Director and independently to the Chairman of the Framlington Group - Lord Douro.

There are open lines of communication between the Compliance department, the Chairman and the subsidiary Boards.

The Compliance Operations Committee, consisting of senior representatives from all divisions meets monthly. The monitoring which has been carried out during the period and its findings and current regulatory issues and problems are discussed and, where necessary, further action is agreed and acted upon.

The Compliance Committee of the Framlington Group Board meets quarterly. This Committee, chaired by the Group Chairman, reviews compliance policy issues, as well as specific matters and trends arising from monitoring.

Line managers and in fact all staff are considered to have a dotted reporting line to the Compliance team so all issues of concern should be raised through these communication lines without impediment.

                        --------------------------------
                              Compliance Committee
                         (sub Committee of Group Board)
                        --------------------------------

-------------------------                                  ---------------------
 Subsidiary Boards which                                             Group
   are regulated by FSA                                     Operations Director
-------------------------                                  ---------------------

                                                           ---------------------
                                                               Group Chairman
                                                           ---------------------

                        --------------------------------
                             Compliance Department
                        --------------------------------
          Compliance
          Operations       --------------------------
          Committee              Line Managers
                           --------------------------
                                   All Staff
                           --------------------------

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                               Complaints

                                   COMPLAINTS


As Framlington is involved along with other areas of business, with retail investment products with approximately 130,000 unit holdings*, it is a fact of life that we will receive complaints particularly but not exclusively from our retail ("private") customers from time to time.

* as at 30 June 2002

It is important that complaints are handled correctly and in accordance with relevant regulations.

We have formal complaints procedures. In general, an FSA complaint will be any complaint relating to the management marketing or administration of our unit trusts/PEPs/ISAs or investment trust savings schemes but may also extend to underlying performance and investment management issues.

Complaints often relate to the marketing of investment products ie. the advertising literature and other disclosure documentation.

Any expression of discontent is a potential complaint. Further sub-categorisation will be undertaken by the Framlington compliance team for the purposes of Regulatory returns.

If the complaint is made by telephone you will have to make a brief written note of the essence of the complaint. Always ensure that accurate contact details are recorded.

The complaint must be acknowledged by the original recipient, in writing promptly. The acknowledgement should state that we are looking into the substance of the complaint and will aim to get a considered response back to the complainant within 5 business day if not before.

NB. Where it is possible to close out a complaint satisfactorily by close of business on the business day next following receipt this will not count as a formal complaint for FSA record keeping purposes although an operational register will always be maintained for management information purposes.

Where this is not the case e.g. where further investigation is required the complainant must be supplied with

..    an acknowledgement with time estimate for close
..    name of person handling the matter
..    copy of Framlington procedure

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                               Complaints

Additionally where we are not able to close out the complaint satisfactorily within an 8 week period next following receipt we must send an explanatory leaflet about the services available from the Financial Ombudsman Service ("FoS").

The Customer Service Team maintains a central register of all complaints, and The Compliance team will be responsible for notification to FSA of all "eligible" complaints which are outstanding for a period of 2 days from receipt and which remain outstanding in excess of two months from receipt.

If you are in any doubt about how to handle a complaint, please refer to the Compliance Department.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                          Error Reporting

                                 ERROR REPORTING


For both regulatory and management control purposes, all errors which are or which may constitute breaches of the regulatory requirements must be reported to the Compliance Department.

Additionally breaches of internal procedures are recorded to avoid pressure points.

In all areas forms for reporting such occurrences are in operation. Alternatively, a memorandum outlining the error, how it has been corrected and any action taken to prevent recurrence should be submitted to Compliance. Where relevant such occurrences are reported to the Compliance Committee.

These occurrences are analysed to see if we should amend our procedures to prevent the error happening again and also to ensure that extra controls are implemented where necessary.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals            Money Laundering Requirements

                          MONEY LAUNDERING REQUIREMENTS


BACKGROUND

All Framlington employees are subject to regulatory and statutory obligations to prevent the firm from being used for the purpose of financial crime. The principal requirements are:-

     (i)  to ensure that we verify the identity all of our clients; AND

     (ii) to report any suspicious activity, or occasions where we are unable to satisfactorily verify identity of the originating payor, to the Authorities.

The obligations apply to all the investment business undertaken by Framlington companies whether the client is based within or outside the jurisdiction of the UK.

Senior management at Framlington is committed absolutely to ensuring that arrangements achieve high standards of compliance with anti-money laundering requirements.

WHAT IS MONEY LAUNDERING?

Money laundering is the process by which criminals attempt to conceal the true origin and ownership of the proceeds of their criminal activities. If undertaken successfully, it allows them to maintain control over those proceeds and ultimately to provide a legitimate cover for their illegitimate source of income.

The transaction could be laundering money from drug trafficking, terrorism or any other serious crime. The particular crime is irrelevant.

It is a criminal offence to assist anyone whom you know or suspect to be laundering money generated by any serious crime. If you know or suspect that a transaction is related to any serious crime you must report it. Even if no transaction is carried out, if you suspect money laundering relating to drug trafficking, terrorism or other serious crime you must report it.

WHAT DOES THIS MEAN TO FRAMLINGTON?

Framlington is most likely to find itself being used at the layering and integration stages of money laundering. This is where launderers have placed money into the financial system (eg. opened a fictitious bank account) and then try to create layers of financial transactions to disguise the audit trail and provide apparent legitimacy to criminally derived wealth.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals            Money Laundering Requirements

The liquidity of unit trust investments means that they provide a good method of moving money and inter-mixing legal and illicit proceeds.

WHAT DOES THIS MEAN TO YOU?

There is an obligation on all staff to report any suspicions of money laundering or where we are unable to verify the identity of a client. Any such events should be reported immediately to the Money Laundering Reporting Officer, John Scarfe. In his absence reports should be made to Jonathan Eadie. Once the member of staff has reported their suspicions, they have fully satisfied their obligations under UK law. Anyone reporting a suspicion of money laundering to the MLRO or deputy MLRO is protected against being sued for breach of confidentiality.

PROCEDURES

Detailed procedures are included within relevant department procedures manuals and you should ensure that you are familiar with these, particularly in the Retail Administration, Fund Management, Client Liaison and Settlement areas where new monies and new clients create the biggest risk.

TRAINING

If you work in an area which regularly handles new business, you will receive further details from the MLRO in relation to the anti-money laundering requirements. These details will include training to reinforce your personal obligations and to ensure that you know what to do if you handle or become aware of a "suspicious transaction".

(Framlington Group Limited - July 2002)

Issued August 2002
Compliance - Guidelines for Individuals                    Training & Competence

                             TRAINING AND COMPETENCE


PRE N2 POSITION

In July 1994, IMRO introduced a training and competence scheme for individuals ("Front Office" staff) who undertook discretionary or advisory management of investments. The passing of an appropriate benchmark examination together with an appropriate period of "on the job" experience was also required prior to unsupervised fund management activity. All fund managers were required to be formally assessed as "threshold level competent" before they could manage or advise on investments independently of other more senior colleagues.

In addition, staff within the Scheme were reassessed on a continuing basis and were required to keep records to demonstrate that they had maintained their threshold level competence through both formal and informal training (Continuing Professional Development) CPD.

IMRO introduced a similar training and competence scheme to cover "supervisory" administrative ("Back Office") staff which became fully effective on 1 January 1998. This also required examinations and training requirements for relevant staff who are identified at recruitment stage and on any internal transfers before undertaking such activities after that date.

POST N2 POSITION

These have now been consolidated under the FiSMA Scheme and for Controlled Functions there are now more specific requirements.

Regardless of whether an individual performs a controlled function Framlington makes appropriate arrangements commensurate with the status of all its employers to ensure that

..    all its staff are competent commensurate with role

..    all its staff remain compliant for the work that they undertake

..    all staff are appropriately supervised

..    the competence of staff is regularly reviewed

..    the level of competence is appropriate to the nature of the business.

(Framlington Group Limited - July 2002)

Issued August 2002
Compliance - Guidelines for Individuals                    Training & Competence

The Training and Competence Schemes are delivered by Operational Management and co-ordinated by Personnel and Compliance.

Personnel                Notifies new recruits and internal transferees to
                         Compliance. Ensures regulatory recruitment requirements are complied with as advised by Compliance. Arranges and co-ordinates external courses identified as relevant by Operational Management.

Compliance               Determines, categorises and provides advice to
                         Personnel and Operational Management concerning application of the scheme. Exercises independent
                         "oversight" through formal audit. Maintains training records when completed by Operational Management.

Operational Management   Applies the scheme and undertakes formal assessment for
                         the purposes of Induction, "On the Job" training and Continuing Professional Development (CPD) for those assessed as Threshold Competent. Provides adequate
                         "mentorship" for trainees.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidlines for Individuals                Offering Investment Advice


                           OFFERING INVESTMENT ADVICE


The current Framlington policy is not to offer investment advice other than to discretionary or advisory customers where we have a formal agreement in place and where such advice is given only in the context of discretionary or ordinary portfolio management seminar by the relevant fund manager(s) of the fund.

The reason for this, is that under various regulations it is not permissible to offer bespoke advice unless a detailed factfind has been completed to enable the individual to give suitable ("best") advice to the client and Framlington has ensured that each individual is suitably qualified and experienced to provide investment advice under the Training and Competence Scheme.

In broad terms, advice is defined as "giving or offering or agreeing to give potential investors advice on the merits of purchasing or selling an investment which includes any recommendation on what action the client should take".

All information that is provided where no formal agreement exists must be factual or generic and should not indicate that a particular course of action is/is not suitable for that client. Performance history and incontrovertible features of funds and investments may be imparted but no suggestion of its appropriateness suitability or otherwise should be made.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                          Data Protection


                                 DATA PROTECTION


Within Framlington we hold information regarding individuals and their investments on our computer systems to enable us to administer funds effectively and to report to clients.

The Data Protection Act 1998 lays down principles which need to be followed by any company which holds "personal data". Each company within the Group has its own register entry which details the information held and to whom it may be disclosed. Disclosure of personal data is only permitted to persons listed in the register entry.

Within Framlington, the register entries enable information about an individual to only be disclosed to the individual or his appointed agent.

It should be remembered that the Group and its employees commit a criminal offence if personal data is disclosed knowingly or recklessly to a person not described in the register entries of the Group. If prohibited disclosure occurs, this may in extremis result in a fine and/or for compensation to be payable.

If your job function involves providing or storing personal data, your department procedures will set out the detailed requirements.

The 1998 Act has extended the obligations of "Data Controllers" under the "old" 1984 Act, which now incorporates in some cases manually processed data ("structured files") and additional reporting and notification requirements.

Please refer any queries to Jonathan Eadie who is the nominated Data Protection Officer and who is responsible for ensuring compliance with the Data Protection Act Principles.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                         Approved Persons

                                APPROVED PERSONS


As part of its regulatory responsibilities, Framlington must satisfy itself that every member of staff appointed to carry out controlled functions is "fit and proper" to do so.

In all cases, whether or not for potential Approved Persons, Framlington takes up references and has detailed recruitment and appointment procedures as it must satisfy itself as to the suitability of all staff who it retains.

FSA requires certain individuals who have either directly or indirectly "senior management influence or control over the business, or who have discretion, influence or control over investment advice or investment decisions" to be registered as Approved Persons.

In practice this includes Directors, Fund Managers, and Central Dealers. A person cannot and must not undertake a controlled function until they are formally registered with the FSA as an Approved Person. This is particularly relevant for directors of regulated firms who must not discharge their statutory responsibilities until FSA registration ("approval") has been confirmed in writing for the specific function applied for.

In addition the Compliance Officer, Money Laundering Reporting Officer and Finance Officer must be individually registered as Approved Persons regardless of other functions performed.

Compliance and Personnel will ensure that all relevant recruits complete the necessary forms, which will be submitted to FSA prior to commencement of employment wherever possible, to enable staff to undertake registrable activities at the earliest time. The same applies where a person changes roles and commences a registrable activity requiring Approved Person status.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                    External Appointments

                              EXTERNAL APPOINTMENTS


Employees, including Executive Directors must obtain the prior approval of the Group Chief Executive before accepting an Executive or Non-Executive directorship or any other appointment outside the Group.

In order to obtain prior consent, employees should inform the Legal Officer and Company Secretariat in writing who will obtain any necessary consents and advise Compliance. Where relevant, such appointment will (if approved) be ratified by the relevant Framlington Board.

Prospective Board appointments for FSA regulated firms will need to be notified to FSA and cleared by it PRIOR to the appointment being effective. Any such appointments must contain a condition precedent to this effect.

CONFLICTS OF INTEREST

The overriding principle in carrying out our business is that the interests of our clients ("customers") are paramount. Actual or potential conflicts of interest should be avoided. Where individual staff members are aware of possible conflicts of interest, for example, due to personal or business relationships, these should be advised to the Compliance Department. Where conflicts of interest cannot be avoided, they must be fully disclosed to the customer in advance and in extremis we may have to decline to act for the customer where it not possible to manage the conflict satisfactorily cosistent with our fiduciary obligations.


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals


                                    SECTION 2


                                 Code of Ethics


(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                           Code of Ethics

                                 CODE OF ETHICS

This Section covers three areas -

         1. Personal account dealing (specifically that staff are not utilising price sensitive information not in the public domain).

         2.       Insider dealing.

         3.       Gifts and Entertainment.

Together with FSA obligations these areas coincidentally constitute a "Code of Ethics" under relevant SEC requirements. In particular, the personal account dealing section incorporates and takes account of formal SEC requirements and recommendations for the procedures of staff carrying out personal investment transactions and specifically takes account of prohibitions relating to "affiliated persons"* of Framlington.

-    to employ any device scheme or artifice to defraud

- to make any untrue statement of material fact or knowingly to refrain from making such a statement where not to do so would itself result in a misleading impression being created

- to engage in any act, practice or course of business that might reasonably be expected to result in fraud deceit or other dishonest practice in relation to the fund

- to engage in market abuse or other manipulative practice in relation to funds under management by Framlington.

*"Affiliated Persons" are defined for the avoidance of doubt as

a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

b) any person 5 per centum or more of whose outstanding voting securities are directly by such person indirectly owned, controlled, or held with power to vote, by such other person;

c) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                           Code of Ethics


d) any officer, director, partner, co-partner, or employee of such other person;

e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

See also "Connected Person" as explained on page 31.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

                           PERSONAL DEALING PROCEDURES

As part of your contract of employment with Framlington, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of "Gross Misconduct".

PURPOSE OF THE RULES

Framlington's business consists of managing investments for clients. The activities of individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. These rules, therefore, exist to help the firm and individuals to manage those conflicts to ensure that neither Framlington nor the individual can be criticised for any actual or perceived conflict of interest.

The rules are based on the premise that the interests of Framlington's clients are placed ahead of the interests of Framlington itself, and the interests of Framlington are placed ahead of its directors and employees.

This formal set of rules is a requirement of both the UK and the US regulatory agencies.

WHO IS COVERED BY THE RULES?

These rules apply equally to all directors and employees of Framlington Investment Management Limited, Framlington Overseas Investment Management Limited, Framlington Unit Management Limited. They also apply to "Connected Persons" of those directors and employees. A Connected Person is anyone connected with the relevant director or employee by reason of a domestic or business relationship through which the director or employee has or might reasonably be expected to have stock-specific influence over that person's judgement in the purchase or sale of investments.

For the purposes of SEC regulations an Affiliated Person (see above) includes a Connected Person.

These rules also apply to directors and employees if they are dealing as a personal representative of an Estate or as a Trustee of a Trust, unless the Estate or Trust relies solely on the advice of another person.

WHAT INVESTMENTS ARE COVERED BY THE RULES?

Restrictions on personal account dealing apply to transactions in all stocks and shares, debentures including debenture stock, loan stock, bonds and convertible bonds,

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Government and municipal securities, warrants, options, futures and contracts for differences. They also apply to spread betting on individual investments or indices. Acceptance of takeover offers and rights issues, and conversion of warrants do not need prior approval but should be notified without delay so that the Compliance Department's records can be kept up to date.

The rules do not apply to investments in open-ended collective investment schemes such as unit trusts, mutual funds or open ended investment companies, and the purchase of life policies.

You should note, in particular, that the rules will restrict investment in the closed-end investment trusts and investment companies operated by Framlington. They also apply to all new issues and private placements. Even where major government privatisations are concerned, staff must assume that any application requires prior approval under the normal procedures unless a specific waiver has been granted.

RESTRICTED LIST

The Compliance Department maintains a "restricted list". This is in two parts: a "stop list" indicating securities which may not be purchased in the exercise of discretion either for clients or for individuals under any circumstances; and a "refer list" containing stocks which may not be dealt without specific approval from the Compliance Officer or his Deputy.

WHEN WILL APPROVAL BE REFUSED?

Approval will be automatically refused for any dealing in:-

1.       Any security on the "stop list".

2. Any security which is currently being purchased or sold for one or more clients. Where an employee wishes to deal in the opposite direction to the client transaction - ie. client buys and employee sells or client sells and employee buys - the employee must wait 7 calendar days (6 clear days) to remove any suggestion that the employee might benefit from any market effect of the client trade. Employees may not deal in the 7 calendar days before an order is placed for a client fund. Permission will not be given for any dealing if it is known that a client order is in contemplation. Where permission to deal is given and a subsequent decision to deal for clients within 7 calendar days is taken, that fact will be reported to the Compliance Committee which will consider whether the employee concerned should disgorge any profit made on the transaction.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

3. If the employee has dealt in a stock and then deals in the opposite direction within 60 calendar days, any profits realised on such short term trading may have to be surrendered unless otherwise agreed by the Compliance Committee. For the avoidance of doubt, broker credit facilities used to purchase securities and repaid within 60 days by a sale of the relevant security, and spread bets on financial instruments, are not exempt from these provisions.

OTHER RESTRICTIONS

By asking to deal, an employee is warranting that he/she:-

1. is not breaking any law, specifically any regulations concerned with "Insider Dealing";

2.   is not breaching the house rules; and

3.   that they can settle the transaction on demand.

EXEMPTIONS

Consideration will be given on a case by case basis by the Compliance Officers to exclude individual arrangements under which a third party has full discretion over the management of the portfolio. Exemption will only be granted in these circumstances if the individual concerned is not consulted or pre-advised of any investment decision taken by the investment manager. The individual will also have to arrange for that investment manager to provide regular reports to the Compliance Department of the content of, and transactions in, their portfolio. The Compliance Department will arrange for appropriate disclosure by letter. A precedent is set out on page 44 of this booklet.

APPROVAL PROCEDURE

No security may be purchased without prior consent obtained under the following procedure.

Stage 1

Central dealers must confirm that there is no open order in existence for any client in the security in question. Central Dealers will also confirm that the stock does not appear on either the stop or refer lists. If the stock appears on the stop list approval will automatically be refused. If the stock appears on the refer list, the Central Dealers will annotate that fact.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Stage 2

The second stage approval must come from the relevant fund manager, or his/her nominated deputy, concerned with the security in question. The relevant fund manager will confirm, having consulted other fund managers as necessary, that there is no activity in the stock under consideration or related stock for any client fund. If activity is under consideration, the application will automatically be refused. In these circumstances, the individual may reapply once the client activity has ceased, but will have to bear in mind the timing restrictions noted above.

Stage 3

The final approval will come from the Compliance Officer or his nominated deputy. The Compliance Officer or his nominated deputy may refuse approval for a transaction if stock is on the refer list and he considers that an actual or perceived conflict of interest might arise out of the personal transaction. He may also refuse permission if the transaction would breach the 60 day rule noted above.

Once signed-off, the Compliance Officer or his nominated deputy will return the form to the applicant. Approval, once given, is valid until the close of the next business day. If, for any reason, an applicant is unable to transact an approved deal within the permitted time frame, they must reapply for permission. As far as transactions by post are concerned, for instance, for PEP/ISA transactions or corporate actions, the individual must ensure that the instruction is posted within the time limit given; it is not, however, expected that the broker or company concerned will necessarily act on the instruction within the time limit. This will also be the case for the take up of Initial Public Offers (IPOs).

The applicant is required to complete the final section of the form under which they confirm, a) that the order was dealt as approved, or b), that the order was not transacted.

BROKERAGE ACCOUNTS

All personal dealings must be transacted through a broker of the individual's choice. The Compliance Officers will request that the broker will send duplicate copies of all contract notes to them relating to transactions of the individual or of any connected person. Individuals should therefore ensure that brokerage arrangements are properly established before they request permission to deal.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

DISCLOSURE

All officers and employees are required to disclose all personal securities holdings upon commencement of employment with a Group company and in any event within 10 days of commencement of employment and quarterly thereafter. The format of such reports is prescribed and a proforma is exhibited at page 37. The Compliance Department monitors permissions granted against reports of transactions submitted by brokers. Any discrepancy between brokers reports and permissions granted will be investigated and individuals are required to co-operate in explaining any transactions for which prior approval cannot be evidenced.

MONITORING

When such reports are received the Compliance Officer shall establish that no conflict with funds under management exists and that all future acquisitions disposals pledges or other connected transactions do not conflict with Framlington's fiduciary obligations. Detailed monitoring procedures setting out the Compliance monitoring arrangements are contained in a separate procedures manual, and are kept under review consistent with regulatory requirements and relevant "Best practice" proportionate to risk.

A full audit trail including original consents, waivers and relevant qualifications is maintained consistent with regulatory requirements and Framlington's Document Retention Policy as amended from time to time.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Memorandum

To:      Jonathan Eadie

From:

SUBJECT: Compliance: Guidelines for Individuals

I confirm I have received a copy of the handbook "Compliance Guidelines for Individuals". I have read and understood the Guidelines and confirm that I will abide by its requirements.

I also understand that compliance with the Guidelines is a term of my contract of employment.

In line with the personal account dealing procedures, I hereby list below the personal dealing accounts that have been opened with my/our broker(s) and enclose a list of the names of all securities held by myself as at the above date.

--------------------------------------------------------------------------------
                                                    State Retention Address eg.*
Name of Stock      No. of Shares   Original Cost    Broker/Bank/Depository
--------------------------------------------------------------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
------------------ --------------- ---------------- ----------------------------
--------------------------------------------------------------------------------

I agree with the above and confirm that I have attached my list of holdings/do not currently own any security.
(delete as appropriate)

Signed:  _______________________________                  Date: _______________

* This is the location address at which the shares or other documents of title are held. Alternatively, the employee's private address.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

--------------------------------------------------------------------------------
                         Personal Account Dealing Report
--------------------------------------------------------------------------------


Employee Name:      ___________________________   Date:    _____________________

Deal for:     _________________________________   Time:    _____________________

Relationship:    ______________________________   Broker:    ___________________

--------------------------------------------------------------------------------
                                    BUY/SELL
--------------------------------------------------------------------------------

Name of Security:   ___________________________   Amount:     __________________

--------------------------------------------------------------------------------

Stage 1 - Central Dealer Checks

                                   ---- ----
Stop list                           Y*   N      * Automatic refusal
                                   ---- ----

                                   ---- ----
Refer list                          Y    N
                                   ---- ----

                                   ---- ----
Outstanding client order            Y*   N
                                   ---- ----

                                   ------------------  -------------------------
Client deals within last 7 days      Same direction      Opposite direction*
                                   ------------------  -------------------------

Signed: ________________________     Date: _______________       Time: _________

--------------------------------------------------------------------------------

Stage 2 - Fund Manager Approval - For list see over

I confirm no conflict with recent, current or prospective client activity.

Signed: ________________________     Date: _______________       Time: _________

--------------------------------------------------------------------------------

Stage 3 - Compliance Department Approval

Signed: ________________________     Date: _______________       Time: _________

                           VALID UNTIL _______________
--------------------------------------------------------------------------------

Compliance comments:


--------------------------------------------------------------------------------

Confirmation:  I confirm this transaction was executed within time limit.

               I confirm this transaction was not executed.

Signed: ________________________     Date: _______________       Time: _________

-------------------------------------------------------------------------------

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

                         Personal Account Dealing Report

   Approval to be Obtained From:

   UK large cap:                     Richard Peirson / Chris Murphy

   UK small cap:                     Roger Whiteoak / Brian Watson

   US                                Stephen Kelly / William Calvert

   Healthcare                        Antony Milford

   Europe                            Mark Hargraves

   Emerging Markets & Asia           Jonathan Asante

   Japan                             David Mitchinson

   Unquoteds                         Neil Birrell

   Investment Trusts                 Paul Branigan

If a relevant fund manager is not available, approval should be obtained from one of the following:

                                     Neil Birrell

                                     Mike Vogel

                                     Warren Colman

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                          Insider Dealing

                                 INSIDER DEALING

The Criminal Justice Act 1993 sets out details of various criminal offences relating to the use of inside information.

Inside information is information relating to securities which has not been made public but would be likely to have an effect on the price if it were made public.

It is an offence to deal in securities, or encourage another person to deal, in securities when in possession of inside information, or to disclose inside information otherwise than in the proper performance of your employment.

No person should deal for themselves or the company when in possession of inside information, and such information should not be passed on to others.

Whilst the law relating to insider trading varies across the globe, Framlington has adopted these standards regardless of the nature of the security and country.

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an "insider" this should be reported to the Compliance department and the security will be placed on the Embargo List.

Staff are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons eg. related directors and employees themselves become "insiders".

In such circumstances Framlington staff must immediately notify the Compliance Officers confidentially in writing (e-mail should NOT be used for this purpose) and confirm the period during which the close relative remains an "insider".

During such period, the affected security will be admitted to the Framlington "Refer" list (see above) and the situation monitored closely. On no account should the affected security or fact that it has been reported be discussed with anyone other than the Framlington Compliance Officers.

The Embargo List operates to ensure that persons within the Group do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                      FSA Code of Conduct

                               FSA CODE OF CONDUCT

With effect from "N2" a new enforceable Code of Market Conduct became effective.

Broadly this enables the FSA to take direct enforcement action against anyone (whether or not regulated or authorised) within or without the UK jurisdiction who offends.

The Code is significant as it sits alongside the FSA's existing enforcement powers and supplements these.

It contrasts with the FSA's status as Prosecuting Agency under FiSMA for criminal offences as a lower civil standard of Proof is applied in determining "guilt" for specific offences comprising

..    Issuing misleading statements/creating misleading impressions

..    Market abuse

..    Encouraging others to do so.

A copy of the Code which includes some examples is set out in full as part of the Induction Process for all Central Dealers and Fund Managers.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

                             GIFTS AND ENTERTAINMENT

These procedures are designed to ensure that we carry out our business with the highest standards of integrity, so that inducements are neither offered by, nor received by, employees of the Group such that fiduciary obligations are undermined. These guidelines encompass regulatory requirements as well as standards set by the Group.

The guidelines cover various types of gifts or benefits in kind which may be offered to, or received from, any investment business or other agents with which the Group does business. These parties include, but are not restricted to: stockbrokers, intermediaries, consultants, trustees and suppliers of equipment and services.

The definition of gifts and benefits in kind includes invitations to sporting events, the theatre or other social events (whether accompanied by the donor or not) and includes gifts such as champagne, wine and gifts of company goods if more than a de minimis value (see later). Lunches and dinners in the ordinary course of business are excluded.

In order to monitor the gifts received or given, records of these must be completed and submitted in line with these procedures.

PROHIBITIONS

Gifts and entertainment cannot be accepted or given where they are of a value or frequency which can reasonably be expected to influence the recipient or go against the best interest of the customer.

The Compliance department has the right to prevent any employee from accepting or offering any gift or benefit in kind if it is deemed to be inappropriate.

The decision of the Compliance Officers shall be "final" in this regard.

GIFTS/BENEFITS RECEIVED

Each individual is responsible for completing a gifts/benefits form for any gifts received, unless it is considered to be of a de minimis value (valued at under (Pounds)25.00 in total is the current guideline). If you are in any doubt about the value of the gift then it should be declared.

The form should be submitted to your department manager for approval (or where relevant the Compliance Officer). All forms should then be passed to the Compliance Secretary who shall maintain the records.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

Where possible prior approval should be obtained (eg. corporate hospitality will normally be advised in advance by invitation).

OFFERING GIFTS/ENTERTAINMENT

Gifts and entertainment should only be offered where they are of a value or a frequency which could not reasonably be expected to influence the professional judgement of the recipient or induce the recipient to act against the best interests of his customer or company.

Gifts or benefits which are in line with normal market practice AND which are valued at under (Pounds)100 in value are subject to normal expense authorisation procedures.

An exception to this is any gift or entertainment given to an IFA (see below).

INDEPENDENT INTERMEDIARIES

The maximum value of gifts given to any one intermediary in any one calendar year must not exceed (Pounds)25 multiplied by the number of individuals within the IFA firm which are authorised to sell investment contracts. In order to monitor this limit, all gifts/benefits in kind and recipients must be recorded on the Gifts/Benefits form and submitted to Compliance. Diaries and calendars are excluded.

This procedure means that "Golf days" or other corporate hospitality must be declared. Any payments we make to assist an IFA with training etc. should also be declared.

In all cases, gifts or benefits valued at over (Pounds)100 must be authorised by the relevant department manager on the appropriate form and then submitted to the Compliance department.

The adherence to these guidelines will be monitored on a regular basis and deviations from these procedures will be reported by exception to the Compliance Committee if this is deemed appropriate. Due to the potential for serious embarrassment to the Group non compliance will be regarded as a serious disciplinary offence.

(Framlington Group Limited - July 2002)

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

This report is to be presented to the Compliance Department, at the very latest, within 48 hours of receipt of a gift, or immediately in the case of making a gift, regardless of its value. Please use a separate form for each gift. `Gift' also includes corporate hospitality such as theatre tickets, golf days, sporting events.

                         Gift/Benefit Notification Form

Gift Recipient/Donor in Framlington             ................................

Signature    ................................    Date  .........................

Received
--------------------------------------------------------------------------------
Description                                    Estimated Value (Sterling equiv.)

--------------------------------------------------------------------------------
Donor                                          Date Received

Relationship of Donor
--------------------------------------------------------------------------------

Name & signature of Department Head/Investment Director
(as appropriate)

Name: ...................                      Signature: ......................

Donated
--------------------------------------------------------------------------------
Description                                    Value

--------------------------------------------------------------------------------
Recipient                                      Date Given

Relationship of Recipient
--------------------------------------------------------------------------------

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

Framlington Group Limited
155 Bishopsgate
London EC2M 3XJ

Dear Sir/Madam

Account(s) in the name of:__________________________________

The above account(s) is/are subject to the Employee Personal Account Dealing Policy of Framlington Group Limited. We are pleased to confirm that the above referenced account(s) may be maintained with you, subject to your confirmation of the following:-

i) that the account(s) is/are managed solely at your discretion and without guidance or direction from the account holder;
ii) you will inform immediately should the full discretionary status of the account change;
iii) that you forward copies of all contract notes and confirmations relating to transactions executed through the account(s) and monthly or other periodic reports to :- "The Compliance Secretary, Compliance Department", at the above address;
iv) the account will not receive terms of business or lines of credit more favourable than you would normally provide to customers of similar standing.

Furthermore, please note that Framlington Group Limited has been authorised and reserves the right to provide instructions to you concerning activity in this account at our employee's expense.

Kindly confirm your agreement to the terms specified above by completing the enclosed copy of this letter.

Yours faithfully,

Compliance Department.

Signed: _________________________________            Date: _________________
        Account Holder

                                  CONFIRMATION

We confirm receipt of this letter and agree the terms specified above.    Yes/No

We confirm there has/has not been any securities executed through         Yes/No
the above account from [              ] to date

We enclose copies of contract notes and statements from                   Yes/No
[                 ] to date.

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